Exhibit 10.24

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), is made as of February 13, 2017, by and between LauncherOne, LLC, a Delaware limited liability company (the “Company”), and Daniel Hart, an individual (the “Executive”).

In consideration of the mutual agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

1 Employment. Upon the Effective Date, the Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms and conditions of this Agreement. The “Effective Date” shall mean the date that the Executive commences employment with the Company, as confirmed by the parties in writing after the date hereof, which the parties currently anticipate to be March 1, 2017 but shall in no event be later than March 6, 2017.

1.1 Employment Term. The term of Executive’s employment under this Agreement shall commence as of the Effective Date, subject to the provisions of Section 4 below, and shall continue until the date that this Agreement is terminated by either party in accordance with Section 2 below (the “Employment Term”).

1.2 Title; Duties and Responsibilities; Location.

1.2.1 From the Effective Date through and including ninety (90) days following the Effective Date, Executive shall serve as President of the Company and shall perform all duties and accept all responsibilities incident to such position or other appropriate duties as may be assigned to Executive by the Chief Executive Officer of Vieco IO Ltd. from time to time. Without limiting the provisions of this Section 1.2.1 and of Section 1.2.2 below, Executive shall serve as a member of the Board of Directors of the Company (the “Board”) (without additional compensation), from the Effective Date until the date, if ever, that the Company, and/or the Company’s parent company(ies), as applicable, requests that Executive resign from the Board.

1.2.2 From the 91st day following the Effective Date through the duration of the Employment Term, Executive shall serve as Chief Executive Officer of the Company and shall perform all duties and accept all responsibilities incident to such position or other appropriate duties as may be assigned to Executive by the Board from time to time.

1.2.3 Executive will be based in Long Beach, California, except for necessary travel for Company business in connection with the performance of Executive’s duties hereunder.

1.3 Extent of Service. During the Employment Term, Executive agrees to carry out the duties and responsibilities hereunder and, consistent with the other provisions of this Agreement, to devote all Executive’s business time, attention, and energy thereto. Notwithstanding the foregoing, nothing in this Agreement shall prevent Executive from participating in charitable activities (including, without limitation, serving on the board of the California Science Center) or from managing personal investments made by him in publicly traded equity securities (provided that no such investment exceed five percent (5%) of the class of any securities of any company, without the prior written approval of the Board), so long as, in the determination of the Board, such activities and investments do not (i) interfere with his duties and responsibilities hereunder, (ii) create a conflict of interest with the Company or (iii) compete, directly or indirectly, with the Company. Without limiting the foregoing, Executive further agrees not to work either on a part-time or independent contracting basis for any other business or enterprise during the Employment Term without the prior written consent of the Board.

1.4 Base Salary. In consideration of the services rendered by Executive hereunder, the Company shall pay Executive a base salary (the “Base Salary”) of Three Hundred Eighty Thousand Dollars ($380,000) per annum. The Base Salary shall be reviewed annually commencing January 2018 and may be increased (but not decreased) at the sole discretion of the Board. The Base Salary shall be subject to all applicable statutory deductions and authorized withholdings. All sums payable pursuant to this Agreement shall be paid in arrears, and according to the payroll practice applicable to the Company’s other U.S.-based senior management, which is currently twice monthly, but may be modified by the Company at its discretion, consistent with applicable law.

1.5 Benefit Coverages; Vacation. During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company’s senior level executives as a group or to its employees generally, to the extent such plans or programs exist, and as such plans or programs may be in effect from time to time (the “Benefit Coverages”); provided, that such participation shall be subject to any required medical examinations. Notwithstanding the foregoing, nothing herein shall obligate the Company to obtain any Benefit Coverages, or shall prevent the Company from modifying such Benefit Coverages from time to time in its discretion. Executive shall also be entitled to twenty-five (25) days paid vacation annually, which vacation is subject to approval by a representative appointed by the Board, and the scheduling of such vacation days shall be subject to the Company’s policies regarding vacation as in effect from time to time. The Company will provide Executive with computers, telephone, and other equipment necessary to perform Executive’s duties and commensurate with his position. Executive shall be reimbursed for all reasonable travel, lodging, meal, and entertainment expenses for business trips undertaken on behalf of the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company communicated to Employee in any applicable written employment policy or otherwise communicated to Executive in writing, and to such reasonable substantiation and documentation as may be requested by the Company from time to time.

1.6 Signing Bonus. The Company shall pay to Executive an amount which is in the aggregate equal to Three Hundred Thousand Dollars ($300,000), as follows, in each case less applicable statutory deductions and authorized withholdings; provided that, in order to be eligible for any bonus payment set forth in Sections 1.6.1, 1.6.2 and 1.6.3 hereof, Executive must remain actively employed by the Company as of the date such payment would be made:

1.6.1 The amount of Seventy-Five Thousand Dollars ($75,000), payable within sixty (60) days of the Effective Date;

1.6.2 The amount of Seventy-Five Thousand Dollars ($75,000), payable on or about the first anniversary of the Effective Date, but in any event no later than twenty-one (21) days after the first anniversary of the Effective Date; and

1.6.3 The amount of One Hundred Fifty Thousand Dollars ($150,000), payable within sixty (60) days of the First Commercial Launch. For purposes of this Agreement, “First Commercial Launch” means the first successful revenue-generating deployment of a satellite by the Company’s small satellite launch system into its intended orbit (other than deployments of any such satellites pursuant to launches that are designated by the Company as “test” or “qualification” launches).

1.6.4 If Executive voluntarily terminates his employment with the Company (other than for Good Reason under Section 2.5 herein) or is terminated with “Cause” (as that term is defined in Section 2.3 below) at any time prior to the first anniversary of the date upon which any bonus, or any portion of a bonus, is paid to him under this Section 1.6, Executive agrees to repay the net proceeds (i.e., after applicable statutory deductions and authorized withholdings) of any such payment or payments (but, for the avoidance of doubt, excluding any payments paid to Executive more than twelve (12) months prior to such termination of employment) within thirty (30) days of any such termination of employment.

1.7 Annual Performance Bonus. Executive shall be eligible throughout the Employment Term to be paid an annual cash bonus depending on the Company’s performance and his performance as an individual measured against the requirements of his position as determined at the sole discretion of the Company. The maximum bonus will be up to fifty percent (50%) of Executive’s Base Salary and will be subject to annual review. No payment of an annual bonus will be made in respect of any fiscal year if, on the payment date, Executive is no longer employed by the Company for any reason. The bonus (if any) will be awarded based on key performance indicators (KPI) approved by the Board. The bonus for a fiscal year will be paid promptly in the calendar year immediately following the end of the fiscal year after the Company’s books for that year have been closed, and in any event within seventy-five (75) days of the closing of the Company’s books for that year.

1.8 Stock Options. Executive shall be entitled to participate in a 409A- compliant, nonqualified stock option plan (“Plan”) to be established by the Company (or by a direct parent company of the Company formed to hold one hundred percent (100%) of the ownership interest of the Company) on the terms set forth in this Section 1.8 and, with respect to Executive, in Appendix A to this Agreement, subject to the terms of the Plan, which shall govern (provided, that the Plan as it applies to Executive shall not be inconsistent with this Section 1.8 or Appendix A), and further subject to the execution of an award agreement by Executive with the Company (which award will not be inconsistent with this Section 1.8 or Appendix A); provided, that it is understood and agreed that neither this Section 1.8 nor Appendix A contain a complete summary of all of the terms and conditions that will be included in the Plan and the award agreement:

1.8.1 Executive will receive, subject to the vesting requirements of Sections 1.8.2 and 1.8.3 below, an allocation of options over two percent (2%) of the share capital of the Company as of the Effective Date (“Allocated Options”). For purposes of determining the number of Allocated Options, the share capital of the Company as of the Effective Date shall assume that an additional Forty Million Dollars ($40,000,000) of equity was invested into the Company at a Five Hundred Million Dollar ($500,000,000) valuation prior to the Effective Date (in addition to the actual share capital of the Company as of the Effective Date).

1.8.2 Time-based Vesting. Seventy percent (70%) of Allocated Options will vest over a four (4) year period, with (A) twenty-five percent (25%) thereof vesting on the first (1st) anniversary of grant date, and (B) the remainder vesting ratably on each six-month anniversary of such first anniversary.

1.8.3 Milestone-based Vesting. Thirty percent (30%) of Allocated Options will vest based on the achievement of milestones by the Company, as follows: (i) fifty percent (50%) of Allocated Options under this Section 1.8.3 will vest upon the date of the First Commercial Launch, and (ii) fifty percent (50%) of Allocated Options under this Section I .8.3 will vest at the end of the first (1st) calendar year in which the Company has conducted five successful revenue-generating deployment launches of satellites into their respective intended orbits (based on the number of such launches, and not based on the number of satellites launched) in such calendar year (the “Multiple Launch Success Date”).

1.9 Donation to California Science Center. To encourage Executive’s continued service on the board of the California Science Center, the Company will make an annual contribution of $20,000 per annum to the California Science Center, provided that, at the time such donation is made, the Executive is employed by the Company and is actively serving on the board of the California Science Center. Any available tax deduction or other tax benefit on the basis of any donation made pursuant to this Section 1.9 shall be claimable by the Company and not by the Executive.

1.10 Reimbursement of Attorney’s Fees. The Company shall reimburse Executive for the reasonable legal fees incurred by him in connection with this Agreement and the Plan and other documentation relating to the Allocated Options, not to exceed Ten Thousand Dollars ($10,000) in the aggregate.

2 Termination. The Employment Term shall terminate upon the occurrence of any one of the following events:

2.1 Disability. The Company may terminate the Employment Term in the event that Executive is deemed eligible for long-term disability benefits under the terms of the disability insurance plan covering executives of the Company from time to time. In the event that the Employment Term is terminated under this Section 2. 1, the Company shall pay to Executive (i) the Base Salary earned but not paid through the date of termination, (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5, and (iii) any amounts payable and/or owing to Executive in accordance with the terms of any disability insurance or plan generally offered to employees and to which Executive has participated or contributed (if any). In such event, the Company shall have no further liability or obligation to Executive for compensation under this Agreement. Executive agrees, in the event of a dispute under this Section, to submit to a physical examination by a licensed physician selected by the Board in good faith, and the determination of such physician shall be conclusive for purposes of any dispute under this Section.

2.2 Death. The Employment Term shall terminate in the event of Executive’s death. In such event, the Company shall pay to Executive’s executors, legal representatives, or administrators, as applicable, an amount equal to (i) the Base Salary earned but not paid through the date of death and (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5. The Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs, or assigns or any other person claiming under or through Executive.

2.3 Termination With Cause. The Company may terminate the Employment Term, at any time, for Cause (as defined below) upon written notice to Executive, in which event all payments under this Agreement shall cease, except for (x) Base Salary to the extent already earned but not yet paid, and (y) any reimbursements for expenses previously incurred pursuant to Section 1.5. For purposes of this Agreement, each of the following shall constitute “Cause”: (i) Executive is indicted for, convicted of, or enters a plea of guilty or nolo contendere to any felony; (ii) any gross negligence or misconduct by Executive in the course of his employment which is materially detrimental to the Company; (iii) Executive otherwise breaches in any material respect any provision of or representation or warranty set forth in this Agreement, the IP Agreement or the New Employee Agreement (as those terms are defined in Section 4 below), provided that such breach has not been cured (if curable) by Executive within thirty (30) days of the receipt of written notice from the Company; and further provided that any breach of Section 4 or Section 5 of this Agreement shall not be curable; (iv) Executive commits theft, larceny, embezzlement, fraud or any act or acts of dishonesty either against the Company or which is or are materially detrimental to the Company, as determined in good faith by the Board; (v) the failure, refusal or neglect by Executive to perform his duties hereunder or pursuant to any lawful direction of the Board as required hereunder, which failure, refusal or neglect is not cured (if curable) within ten (10) calendar days after written notice is received by Executive, provided that Executive may not cure more than two (2) occurrences of such failure, refusal or neglect during his employment with the Company; (vi) any breach of any other contractual, fiduciary or other legal duty by Executive to the Company; (vii) acting in any manner or making any defamatory statements or statements that is or are materially detrimental or materially damaging to the reputation, operations, prospects or business relations of the Company; or (viii) violation of the Company’s code of conduct or harassment policies, as may be in effect from time to time and previously communicated to Executive in any applicable written employment policy or otherwise communicated to Executive in writing.

2.4 Termination Without Cause. The Company may terminate the Employment Term at any time upon notice to the Executive without Cause. Following the effective date of such termination, and provided a Separation occurs, the Company shall pay and provide to Executive: (i) an amount equal to the amount of Executive’s monthly Base Salary at the rate in effect on Executive’s termination date for the (x) twelve (12) month period following the date of termination if such termination occurs prior to the Multiple Launch Success Date (as that phrase is defined in Section 1.8.3 above), or (y) six (6) month period following the date of termination if such termination occurs on or after the Multiple Launch Success Date (as that phrase is defined in Section 1.8.3 above), which amount shall be paid according to the Company’s then-applicable payroll practice; (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5; and (iii) provided, that Executive has timely elected COBRA, an amount equal to Executive’s COBRA contributions until (x) six (6) months from the date of termination, or (y) the date that Executive receives health benefits from another employer, whichever occurs earlier. Any obligation of the Company to the Executive under this Section is conditioned, however, upon (x) Executive’s signing and not revoking a General Release of Claims (substantially in the form annexed to this Agreement as Appendix B) and (y) the prior return by Executive to the Company of any and all Company Material. Executive must execute and return the release on or before the date specified by the Company in the prescribed form (the “Release Deadline”). The Release Deadline will in no event be less than ten (10) days, or later than sixty (60) days, after Executive’s Separation. If Executive fails to return the release on or before the Release Deadline, or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2.4. The salary continuation payments will commence within thirty (30) days after the Release Deadline and, once they commence, will be retroactive to the date of Executive’s Separation. “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Internal Revenue Code of 1986, as amended.

2.5 Termination by Executive. Executive may terminate the Employment Term at any time for any reason upon ninety (90) days prior written notice to the Company. Upon such termination, the Company shall pay and provide to Executive (i) Base Salary to the extent already earned but not yet paid, (ii) any reimbursements for expenses previously incurred pursuant to Section 1.5. Without limiting the foregoing, Executive may also terminate this Agreement for “Good Reason” in the event that (a) any payments to Executive required hereunder are not paid when due (other than good faith disputes regarding reimbursements of expenses), (b) the Company has otherwise materially breached its material obligations to Executive under this Agreement; (c) there has been, without Executive’s prior written consent, a material reduction in Executive’s duties, authority or responsibility as Chief Executive Officer of the Company, or (d) Executive is required to perform services at a location further than twenty- five (25) miles from (i) Long Beach, California other than normal travel in accordance with the Company’s business requirements; provided, however, that any change to Executive’s title pursuant to the operation of Section 1.2.2 of this Agreement shall not constitute Good Reason. Further, a condition will not be considered Good Reason unless Executive gives the Company written notice of the condition within thirty (30) days after the condition comes into existence and the Company fails to remedy the condition within thirty (30) calendar days after receiving Executive’s written notice. Executive must resign within ninety (90) days after one of the conditions constituting Good Reason has come into existence without Executive’s consent. Upon termination of this Agreement by Executive for Good Reason, provided that a Separation occurs, Executive shall be paid or provided: (I) Base Salary to the extent already earned but not yet paid, (II) an amount equal to Executive’s monthly Base Salary at the rate in effect on Executive’s termination date for the (x) twelve (12) month period following the date of termination if such termination occurs prior to the Multiple Launch Success Date, or (y) six (6) month period following the date of termination if such termination occurs on or after the Multiple Launch Success Date, which amount shall be paid according to the Company’s then-applicable payroll practice; (III) any reimbursements for expenses previously incurred pursuant to Section 1.5; and (IV) provided that Executive has timely elected COBRA, an amount equal to Executive’s COBRA contributions until (x) six (6) months from the date of resignation, or (y) the date that Executive receives health benefits from another employer, whichever occurs earlier. Any obligation of the Company to Executive under this Section is conditioned, however, upon (x) Executive’s signing and not revoking a General Release of Claims (substantially in the form annexed to this Agreement as Exhibit A), and (y) the prior return by Executive to the Company of any and all Company Material. Executive must execute and return the release on or before Release Deadline. The Release Deadline will in no event be less than ten (10 days), or later than sixty (60) days, after Executive’s Separation. If Executive fails to return the release on or before the Release Deadline, or if Executive revokes the release, then Executive will not be entitled to the benefits described in this Section 2.5. The salary continuation payments will commence within thirty (30) days after the Release Deadline and, once they commence, will be retroactive to the date of Executive’s Separation. Notwithstanding anything in this Section 2.5 to the contrary, if any payments or benefits payable to Executive under this Section 2.5 conditional on execution of a General Release constitute deferred compensation subject to 409A and the sum of the sixty (60) day release consideration period and thirty (30) day payment period (total of ninety (90) days) begins in one calendar year and ends in a second calendar year, no such payments or benefits shall be paid until the second calendar year.

2.6 Compliance with Restrictive Covenants.

2.6.1 Executive understands and agrees that the payments to Executive following termination without Cause under Section 2.4 above and termination for Good Reason under Section 2.5 above are expressly conditioned on Executive’s (i) compliance with each and every obligation under the IP Agreement and the New Employee Agreement (as those terms are defined in Section 4 below) (the “Post-employment Obligations”) and (ii) delivery of an executed original of the Termination Certificate annexed as Exhibit C to the New Employee Agreement (as that phrase is defined in Section 4 of this Agreement).

2.6.2 If Executive fails to deliver an executed Termination Certificate annexed as Exhibit C to the New Employee Agreement within three (3) days following Executive’s receipt of written notice from the Company specifying this Section 2.6.2 and the consequences of failing to deliver such Termination Certificate within such time period, the Company shall have no obligation to pay any amount other than those to which Executive is entitled under Section 2.3 above.

2.6.3 If Executive breaches any of the Post-employment Obligations (other than a failure to deliver the Termination Certificate, the consequences of which are addressed in Section 2.6.2) at any time following termination without Cause under Section 2.4 above and termination for Good Reason under Section 2.5 above, then the obligation of the Company to pay salary continuation and COBRA payments to Executive under those sections shall cease as of the date of such breach, and the Company shall have no obligation to pay any amount other than those to which Executive is entitled under Section 2.3 above. To the extent that the date of Executive’s breach of any of the Post-employment Obligations precedes the receipt by Executive of any salary continuation or COBRA payment or payments under Sections 2.5 or 2.5 above, Executive agrees to repay to the Company the net proceeds (i.e., after applicable statutory deductions and authorized withholdings) of any such payment or payments upon demand by the Company. In any action to enforce the provisions of this Section 2.6.3, the Company shall, in addition to any other legal remedies available to it, be entitled to (i) equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief and (ii) liquidated damages in an amount equal to the salary continuation and COBRA payments made to Executive following the date of such breach. The parties agree that the provisions of this Section 2.6.3 may be specifically enforced, and may be used as evidence in a proceeding in which the Company alleges a breach of the Post-employment Obligations.

2.7 Tax Matters. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law. Executive and the Company intend for all payments under this Agreement to be either outside the scope of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) or to comply with its requirements as to timing of payments. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the Section 409A of the Code. Notwithstanding anything in this Agreement to the contrary, if any amounts or benefits payable under this Agreement in the event of Executive’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts and benefits shall commence when the Executive incurs a “separation from service” within the meaning of Treasury Regulation 1.409A-l (h), without regard to any of the optional provisions thereunder, from the Company and any entity that would be considered a single employer with the Company under Code Section 414(b) or 414(c) (“Separation from Service”). Such payments or benefits shall be provided in accordance with the timing provisions of this Agreement by substituting the Agreement’s references to “termination of employment” or “termination” with Separation from Service. In addition, if at the time of Executive’s Separation from Service the Executive is a “specified employee” within the meaning of Code Section 409A(a)(2)(B)(i), any amount or benefits that the constitutes “nonqualified deferred compensation” within the meaning of Code Section 409A that becomes payable to Executive on account of the Executive’s Separation from Service will not be paid until after the earlier of (i) first business day of the seventh month following Executive’s Separation from Service, or (ii) the date of the Executive’s death (the “409A Suspension Period”). Within 14 calendar days after the end of the 409A Suspension Period, the Executive shall be paid a cash lump sum payment equal to any payments and benefits that the Company would otherwise have been required to provide under this Agreement but for the imposition of the 409A Suspension Period delayed because of the preceding sentence. Thereafter, the Executive shall receive any remaining payments and benefits due under this Agreement in accordance with the terms of this Section (as if there had not been any Suspension Period beforehand). All reimbursements and in-kind benefits provided under this Agreement that constitute deferred compensation subject to Code Section 409A shall be made or provided in accordance with the following requirements: (1) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (2) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year; (3) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (4) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.

3 Company Material. All Company materials including, but not limited to, Confidential Information, reports, documents, data, records, equipment, and other tangible property, whether or not pertaining to Confidential Information (collectively, “Company Material”), provided to Executive by the Company or produced by Executive or others in connection with Executive’s employment by the Company, will be and remain the sole property of the Company, and Executive will promptly return the same (including all extracts, copies and embodiments thereof) to the Company, as and when requested by the Company and in any event upon termination or expiration of this Agreement.

4 Confidential Information, Non-Solicitation, and IP Assignment. As a condition of employment with the Company, and subject to the provisions of Appendix C to this Agreement, Executive agrees to execute the Employment, Confidential Information, and Intellectual Property Assignment Agreement (the “IP Agreement”) in the form annexed to this Agreement as Appendix D, and the New Employee Agreement (the “New Employee Agreement”) in the form annexed to this Agreement as Appendix E. This Agreement will not be effective, and the Effective Date will not occur, unless and until the Executive agrees to and executes the IP Agreement and the New Employee Agreement.

5 Certain Representations and Warranties. Executive represents and warrants to the Company that (i) he has not entered into, and agrees that he will not enter into, any agreement, either written or oral, in conflict with Executive’s obligations under this Agreement, including, without limitation, any other agreement for personal services, (ii) the performance of his obligations under this Agreement do not and will not violate or conflict with any agreement to which Executive is a party relating to any post-employment prohibited conduct, confidentiality, non-competition or exclusive employment, and (iii) Executive has not brought, and will not bring, to the Company or use in connection with Executive’s employment by the Company any equipment, supplies, facility, confidential information, or intellectual property of any third party, including, without limitation, current or former employers or clients, unless Executive has obtained written authorization for their possession and use. Executive agrees to indemnify and save Company harmless from any liability, cost or expense, including attorneys’ fees, based upon or arising out of any violation of any representation set forth herein.

6 Survival. The respective rights and obligations of the parties hereto shall survive any termination of the Executive’s employment to the extent necessary to the intended preservation of such rights and obligations. Executive understands and agrees that the Company may communicate his obligations under Sections 4 and 5 to any potential or future employers.

7 Notices. All notices and other communications required or permitted hereunder, or necessary or convenient in connection herewith, shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:	LauncherOne,
LLC 4022 E. Conant Street
Long Beach, CA 90808

If to Executive, to:	Dan Hart
3440 Julian Ave.
Long Beach, CA 90808

or to such other names or addresses as the Company or Executive shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

8 Governing Law; Venue and Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California. All actions or proceedings arising in connection with this Agreement shall be exclusively brought in the state or Federal courts located in the County of Los Angeles, State of California. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

9 Further Assurances. Each party to this Agreement shall execute all instruments and documents and take all actions as may be reasonably required to effectuate this Agreement.

10 Attorneys’ Fees. In the event any litigation or other proceeding (“Proceeding”) is initiated by any party to enforce, interpret, or otherwise obtain judicial or quasi-judicial relief in connection with this Agreement, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party (a) all costs, expenses, actual attorneys’ and expert witness fees, relating to or arising out of such Proceeding (whether or not such Proceeding proceeds to judgment), and (b) any post-judgment or post-award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, actual attorneys’ fees, and expert witness fees. The court shall determine who is the prevailing party, whether or not the dispute or controversy proceeds to final judgment.

11 Condition to Employment. As required by law, Executive’s employment with the Company is contingent upon his providing legal proof of his identity and eligibility for employment to work in the United States.

12 Counterparts; Amendments. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document. This Agreement may be modified only by a writing executed by the parties hereto.

I3 Headings. The headings of the various sections of this Agreement have been inserted only for convenience and shall not be deemed to modify or limit any of the provisions of this Agreement or be used in any manner in the interpretation of this Agreement.

14 Prior Understandings. This Agreement and the Appendices to this Agreement (including the IP Agreement and the New Employee Agreement) contain the entire agreement between the parties to this Agreement with respect to the subject matter of this Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are il)Cluded in thi -Agree”1ent, t ·intended as a complete and exclusive statement of the terms of such agreement, and super.sedes all. negotiations, stipulations, understandings, agreements, representations, and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Agreement; provided, however, that the SERP Indemnification Agreement between the Co,mpany and Executive dated as of the date of this Agreement and, if effective, any separation.agr ment and general release of claims in a form substantially similar to Appendix A of this Agreement are hot merged into this Agreement and will remain in full force and effect notwithstanding any provision of this Agreement.

15 Partial Invalidity. Each provision of this Agreement, including the IP Agreement and the New Employee Agreement, shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Agreement, the IP Agreement or the New Employee Agreement, or the application of such provision to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this such agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Agreement, the IP Agreement and the New Employee Agreement.

16 Successors-in-Interest and Assigns. The Company may assign its rights hereunder in whole or part. This Agreement shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Agreement, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by Executive. Nothing in this Section shall create any rights enforceable by any other persons not a party to this Agreement, unless such rights are expressly granted in this Agreement to other specifically identified persons. The Company’s affiliates shall be express third party beneficiaries of this Agreement.

17 Waiver. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver. A consent to or approval of any act shall not be deemed to waive or render unnecessary consent to or approval of any other or subsequent act. Any waiver of a default under this Agreement must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Agreement.

18 Drafting Ambiguities. Each party to this Agreement has reviewed and revised this Agreement. Each party to this Agreement has had the opportunity to have such party’s legal counsel review and revise this Agreement. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or of any amendments or appendices to this Agreement.

IN WlTNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

LAUNCHERONE, LLC

By:	/s/ George Whitesides
	Name:	George Whitesides
	Title:	CEO

/s/ Daniel Hart
Daniel Hart

EXHIBIT A

Stock Option Terms

1. Allocated Options will have a term of 10 years.

2. In event of termination of Executive by the Company without Cause or by Executive for Good Reason, Company will permit net exercise of vested Allocated Options within 90 days after termination. In all other circumstances of termination, no net exercise and vested Allocated Options will remain exercisable until earlier of (x) the end of the option term, (y) a change of control, or (z) six months following the IPO.

3. Company will permit net exercise of vested Allocated Options prior to any notice of termination.

4. Vesting on unvested Allocated Options will be accelerated upon a change of control (transfer by shareholders, whether by sale, merger, etc., of more than 50% of the aggregate equity interests in the company to an unaffiliated third party or parties or any sale of all or substantially all of the assets of the business to an unaffiliated third party).

5. Vesting on time-based Allocated Options will commence on the Effective Date (e.g., vesting credit for time served if grant date is after Effective Date).

6. Executive will have no put right on Allocated Options or shares issued upon exercise of Allocated Options. However, the Company intends, but is not obligated, to periodically offer to purchase shares issued upon exercise of options to employees at fair market value, as determined by the Board in its sole and absolute discretion. Executive would have the right to sell such shares on a pro rata basis along with all other option grantees holding shares.

7. Executive will receive tag-along rights in connection with a sale by existing shareholders (Virgin Group and/or aabar) (i) that results in existing shareholders owning less than a majority of the outstanding equity interests of the Company, or (ii) after the existing shareholders cease to own a majority of the outstanding equity interests of the Company. Note: existing shareholders currently hold their equity at Vieco 10 Limited, which is the 100% owner of Galactic Ventures, LLC, which in turn currently holds 100% of the units of the Company. Subject to tax structuring, the existing shareholders are currently contemplating a spin-out of the Company (or c-corp holding company - see point 9 below) directly to the existing shareholders. Until that transaction is done, the Company and/or the existing shareholders will provide for a mechanism so that, if there is a qualifying sale by existing shareholders at the Vieco 10 Limited holding company level, Executive will have an opportunity to receive corresponding liquidity for option shares.

8. Company will have a ROFR on shares obtained by Executive through exercise of Allocated Options. No forfeiture of or repurchase right in favor of the Company with respect to vested Allocated Options or shares issued upon exercise of Allocated Options.

9. Options will likely be issued by a new c-corp holding company that will hold 100% of the membership interests of the Company. This c-corp will be a wholly-owned (other than options) subsidiary of Galactic Ventures, LLC (i.e., current holder of 100% of the Company’s membership interests).

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APPENDIX B

General Release of Claims

[DATE]

Dan Hart

3340 Julian Ave.

Long Beach, CA 90808

Dear Dan:

This letter (the “Agreement and Release”) confirms our agreement with regard to the separation of your employment with LauncherOne, LLC (the “Company”) effective [DATE] (the “Separation Date”). Our complete understanding and agreement with respect to your separation from the Company is set forth below.

1. Final pay. You will receive your final pay through the Separation Date, less applicable statutory deductions and authorized withholdings.

2. Paid time off. You will be paid for all accrued but unused paid time off as of the Separation Date, less applicable statutory deductions and authorized withholdings.

3. Severance. Provided that you agree to and accept the terms of this Agreement and Release and do not timely revoke your acceptance pursuant to paragraph 14 below, you will receive:

a. [SEVERANCE ENTITLEMENT UNDER EMPLOYMENT AGREEMENT BASED ON TYPE OF TERMINATION]

b. You will receive, under separate cover, information about your rights to elect medical and dental insurance continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). [ADDRESS DURATION OF COBRA DEPENDING ON TYPE OF TERMINATION] You will cease to actively participate in all Company benefit plans and programs as of the end of the month in which the Separation Date occurs, except as provided in this paragraph. You retain your right to benefits that you have earned and to which you are entitled through the Separation Date under the specific terms of those plans.

4. Unemployment benefits. The Company will not object to any lawful application by you to receive unemployment benefits.

5. No other compensation. Other than as set forth in this Agreement and Release, you expressly acknowledge and agree that you are not entitled to and will not receive any additional compensation, payments or benefits of any kind from the Company and the Releasees (as that term is defined in subparagraph 6(b) below) and that no representations or promises to the contrary have been made to you.

6. Release.

a. As a condition of the Company’s willingness to enter into this Agreement and Release, and in consideration for the Separation Payment and the agreements of the Company contained in this Agreement and Release, you, with the intention of binding yourself, your heirs, beneficiaries, trustees, administrators, executors, assigns and legal representatives (collectively, the “Releasors”), hereby release, waive and forever discharge the Company and the Releasees from, and hereby acknowledge full accord and satisfaction of, any and all claims, demands, causes of action, and liabilities of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, by reason of any act, omission, transaction, agreement or occurrence that you ever had, now have or hereafter may have against the Company and the Releasees up to and including the date of the execution of this Agreement and Release. Notwithstanding the foregoing or anything else to the contrary in this Agreement and Release, the Releasors are not waiving or releasing (i) their right to enforce this Agreement and Release, (ii) any rights you may have to indemnification and/or advancement of expenses under the Company’s directors and officers insurance, certificate of incorporation, bylaws or any indemnification agreement, (iii) your right, if any, to government-provided unemployment benefits, (iv) your vested account balance (if any) under the Company’s 401(k) plan, (v) your right to elect COBRA continuation coverage; (vi) any rights relating to your vested stock options, if any, and any equity ownership resulting from your prior or future exercise of any stock options and (vii) any rights or claims Executive may have under the SERP Indemnification Agreement between him and the Company dated [DATE] (the “Indemnification Agreement”) (collectively, the “Retained Claims”).

b. Without limiting the generality of the foregoing, the Releasors hereby release and forever discharge the Company and the Releasees from (in each case excluding the Retained Claims):

(i) any and all claims relating to or arising from your employment with the Company, the terms and conditions of that employment, and the termination of that employment; provided, however, that you are not waiving, under this Agreement or Release or otherwise, any claim you may have against the Company under the terms of the SERP Indemnification Agreement;

(ii) any and all claims of employment discrimination, harassment or retaliation under any federal, state or local statute or ordinance, public policy or the common law, including, without limitation, any and all claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Rehabilitation Act of 1973, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, the Equal Pay Act, the Sarbanes-Oxley Act, the Family Medical Leave Act, the Health Insurance Portability and Accountability Act of 1966, the National Labor Relations Act, the Occupational Safety and Health Act, the New York State Human Rights Law, the New York City Human Rights Law, the New York Labor Law, the New York Civil Rights Law, the New York False Claims Act, the Federal False Claims Act, the New York Constitution, the California Fair Employment and Housing Act, Cal. Gov’t. Code Section 12940, the California Family Rights Act, the California Wage Theft Prevention Act, California Labor Code Sections 510, 1182.12, 226.7 and 512,226, 200-243, 227.3, 2802,1198.5, 2751, 226.8 and 2753; the California Uniform Trade Secrets Act; the California Investigative Consumer Reporting Agencies Act; the California Confidentiality of Medical Information Act; and any other federal, state or local labor law, employee relations, and/or fair employment practice statute, rule or ordinance and all claims for wages, monetary or equitable relief, vacation, other employee fringe benefits, or attorneys’ fees;

(iii) any and all claims for employee benefits, including, without limitation, any and all claims under the Employee Retirement Income Security Act of 1974, as amended; provided, however, that nothing in this paragraph 6 is intended to release, diminish, or otherwise affect any vested monies or other vested benefits to which you may be entitled from, under, or pursuant to any savings or retirement plan of the Company;

(iv) any and all claims for slander, libel, defamation, negligent or intentional infliction of emotional distress, personal injury, prima facie tort, negligence, compensatory or punitive damages, or any other claim for damages or injury of any kind whatsoever; and

(v) any and all claims for monetary recovery, including, without limitation, attorneys’ fees, experts’ fees, medical fees or expenses, costs and disbursements and the like.

By entering into this Agreement and Release, you represent and agree that the failure of this Agreement and Release to specifically identify or enumerate above any statute or common law theory under which you release claims is not intended by you or the Company to limit, diminish or impair in any way your intended and actual release all claims, demands, causes of action, and liabilities of any kind whatsoever against the Company and the Releasees (other than the Retained Claims).

(b) For purposes of this Agreement and Release, the term “the Company and the Releasees” includes LauncherOne, LLC and its parents, subsidiaries, predecessors, direct and indirect affiliates, related companies, successors and assigns, regardless of the jurisdiction in which such entities may be located, and all of its and their respective past, present and future owners, partners, employees, representatives and agents, whether acting as agents or in their individual capacities, and this Agreement and Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

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7. Complete separation. By entering into this Agreement and Release, you acknowledge and agree that your employment with the Company has been permanently and irrevocably severed. You agree that the Company shall not have any obligation at any time in the future to reemploy you, or enter into any other business arrangement of any kind with you. You further agree that if you do seek reemployment or any other business arrangement with the Company under which you would receive compensation for services performed by you, a rejection by the Company of your application or inquiry will not constitute a violation of this Agreement and Release or a violation of law in any manner whatsoever.

8. Return of Company property. You agree to return to the Company, on or before the Separation Date, any computer equipment, office keys, credit and telephone cards, ID and access cards, etc., and any and all original and duplicate copies of your work product and of files, calendars, books, employee handbooks, records, notes, notebooks, manuals, computer disks, diskettes and any other magnetic and other media materials you have in your possession or under your control belonging to the Company, or containing confidential or proprietary information concerning the Company, and its partners, employees, consultants, clients, benefactors or operations. By signing this Agreement and Release, you confirm that you will not retain in your possession or under your control any of the documents or materials described in this subparagraph 8(a), and that you will not be entitled to receive the Separation Payment unless and until all such documents and materials are returned to the Company.

9. Restrictive covenants.

a. You understand and agree that, notwithstanding any other provision of this Agreement and Release or any other agreement between you and the Company, Sections 2.6.1, 2.6.2, 2.6.3 and 4 of that Certain Employment Agreement between you and the Company dated [DATE] remains in full force and effect after your employment with the Company ends, and you agree to remain bound by its provisions.

b. You acknowledge and agree that any breach or threatened breach of any of the provisions of this paragraph 9 above would cause the Company and the Releasees irreparable harm not readily susceptible to measurement in economic terms or for which economic compensation may be inadequate. Accordingly, you agree that in the event of a breach or threatened breach by you of any of the provisions of this paragraph 9, in addition to all available relief under the IP Agreement and the New Employee Agreement, the Company and the Releasees (and any potentially or actually irreparably harmed third-party beneficiaries) shall, in addition to any other legal remedies available to them, be entitled to (a) equitable relief, including, without limitation, specific performance, a temporary restraining order(s), and temporary or permanent injunctive relief and (b) liquidated damages in an amount equal to the Separation Payment. The parties agree that this Agreement and Release may be specifically enforced, and may be used as evidence in a proceeding in which either of the parties alleges a breach of this Agreement and Release.

10. Confidentiality of Agreement. You agree that, except as hereinafter provided, you will keep the terms, conditions and existence of this Agreement and Release in strict confidence and shall not disclose them to anyone except: (a) as may be reasonably necessary to enforce this Agreement and Release; (b) to you attorneys and bona fide tax advisors (provided that they agree to abide by the provisions of this Agreement and Release); (c) to your spouse, if any (provided that he or she agrees to abide by the provisions of this Agreement and Release); or, (d) pursuant to compulsory legal process or a court order. There shall be no other disclosure by you except upon and to the extent of prior written permission from the Company’s Attorneys.

11. Nondisparagement and references.

a. You agree that you will not disparage or encourage or induce others to disparage the Company and the Releasees. For the purpose of this Agreement, “disparage” includes, without limitation, comments or statements to any person or entity, including but not limited to the press and/or media, or any entity with whom the Company and the Releasees, or any of them, has a business relationship, including any federal, state or local government agencies, which would adversely affect in any manner (a) the conduct of the business of the Company and the Releasees or (b) the reputation of the Company and the Releasees. The foregoing does not apply to pleadings, allegations, or other statements made in connection with a claim which is not being released by this Agreement. Further, it shall not be a breach of this Section 11(a) for you to testify truthfully in any judicial or administrative proceeding, or to make factually accurate statements in legal filings.

b. The Company will refer any requests from a prospective employer for employment verification or a reference regarding you to its Human Resources Department, which will respond by (i) confirming the positions you held while employed by the Company and (ii) verifying the dates of your employment with the Company. The Company may also verify your rate of compensation while employed by the Company and state that it is the Company’s policy not to provide additional information regarding its former employees.

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12. Consultation and cooperation. You agree that, upon request, you will reasonably cooperate and consult with the Company and the Releasees with respect to any inquiries or other matters involving them, including pending or threatened transactions, litigation, administrative proceedings or arbitration, (a) in which you were involved, (b) concerning which you have personal knowledge, or (c) that relate to or arise out of your employment with the Company and your responsibilities with respect to the Company and the Releasees, or any of them. Such cooperation and consultation will include, without limitation, making yourself reasonably available for meetings or proceedings relating to any such inquiries, matters or proceedings, answering interrogatories, being deposed, testifying at trial or otherwise, and preparing and signing affidavits (provided, however, that the Company will pay your reasonable travel expenses for any of the foregoing). It is understood and agreed that nothing in this Section 12 shall require you to incur any costs, fees or expenses.

13. Partial enforceability. If at any time after the date of the execution of this Agreement and Release any provision of this Agreement and Release shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision shall have no effect upon, and shall not impair the enforceability of, any other provision of this Agreement and Release, provided, however, that if paragraph 6(a) is held to be illegal, void or unenforceable in whole or in part, you agree to promptly execute a valid general release and waiver in favor of the Company and the Releasees.

14. Knowing and voluntary release.

a. You acknowledge that: before signing this Agreement and Release, you were given at least twenty-one (21) days in which to review and consider it; you have, in fact, carefully reviewed this Agreement and Release; and that you are entering into it voluntarily and of your own free will. Further, you acknowledge that the Company encouraged you in writing to show and discuss this Agreement and Release with legal counsel before signing it, and that to the extent you wished to do so, you have done so. By signing this Agreement and Release, you acknowledge that, if you executed this Agreement and Release before the end of the 21-day period, such early execution was completely voluntary, and you had reasonable and ample time in which to review this Agreement and Release.

b. You agree that, for a period of seven (7) days after you sign this Agreement and Release, you have the right to revoke it by providing notice in writing delivered by certified mail, return receipt requested, to [COMPANY CONTACT]. This Agreement and Release will not become fully effective and enforceable until after the expiration of the seven day revocation period (“Effective Date”).

c. You understand that the expiration of the seven-day period after you sign this Agreement and Release confirms that you did not revoke your assent to this Agreement and Release, and, therefore, that it is fully effective and enforceable.

15. No admission. You understand and agree that the making of this Agreement and Release is not intended, and shall not be construed, as an admission that the Company and the Releasees, or any person now or previously employed by or associated with the Company and the Releasees, have violated any federal, state or local law, ordinance, regulation, public policy or common law rule, or have committed any wrong whatsoever against you. In addition to the confidentiality provisions set forth in paragraph 9 above, and not by way of limitation thereof, this Agreement and Release shall be deemed to fall within the protection afforded to settlements, compromises and offers to compromise by applicable law.

16. Entire agreement. Except as provided in paragraph 9 above, this Agreement and Release represents the complete understanding between you and the Company concerning the subject matter of this Agreement and Release, and no other promises or agreements concerning the subject matter of this Agreement and Release shall be binding unless reduced to writing and signed by you and the Company. You and the Company agree that this Agreement and Release supersedes any prior agreements or understandings of the parties, whether oral or written, concerning the subject matter of this Agreement and Release.

17. Interpretation. Should any provision of this Agreement and Release require interpretation or construction, it is agreed by you and the Company that the person interpreting or construing this Agreement and Release shall not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.

18. Successors and assigns. This Agreement and Release is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

19. Governing law. This Agreement and Release is governed by the laws of the State of California regardless of your work location at any time during your employment by the Company and irrespective of the principles of conflicts of law. You hereby irrevocably agree to submit any and all disputes under this Agreement to the federal or state courts sitting in Los Angeles County, California.

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If this Agreement and Release is acceptable to you, please indicate your agreement by signing and dating below.

Sincerely,

LAUNCHERONE, LLC

By:
[NAME]
[Title]

READ THIS AGREEMENT AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT; IT HAS IMPORTANT LEGAL CONSEQUENCES AND INCLUDES A GENERAL RELEASE AND WAIVER OF KNOWN AND UNKNOWN CLAIMS. CONSULT YOUR ATTORNEY BEFORE SIGNING IT.

I acknowledge that I have read this Agreement and Release and that I understand and voluntarily accept its terms.

Date:
DAN HART

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APPENDIX C

California Labor Code Section 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for his employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

APPENDIX D

LAUNCHERONE, LLC

Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment or continued employment with LauncherOne, LLC, its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment or continued employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “lntellectual Property Agreement”) set forth herein.

1. Employment.

(a) [Intentionally Omitted]

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company nor will I engage in any other activities that conflict with my obligations to the Company.

(c) I recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email or text messages and voice messages) (“Systems”), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I also agree that such Systems may only be used by me for Company purposes, and that I will not use the Systems for personal purposes.

2. Confidential Information.

(a) Company Information. I agree at all times during and after the term of my employment (my “Relationship with the Company”) and thereafter, except as may be required by compulsory legal process or for the benefit of the Company, to hold in strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b) Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements, copyrights, patent rights, trade secrets and all other intellectual property rights of any sort throughout the world, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company. I hereby make all assignments necessary to accomplish the foregoing.

(b) Moral Rights. To the fullest extent allowed by applicable law, Section 3(a) above includes all rights of paternity, integrity disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Company.

I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest with full power of substitution and therefore irrevocable.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Intellectual Property Retained and Licensed. I have listed on Exhibit A, in a manner that does not violate any third party rights or disclosure any confidential information, a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is provided below, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or m connection with such Company property.

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(f) Exceptions to Assignment. I understand that if I am employed with the Company in the State of California, the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Exhibit B, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(e) above.

(g) Return of Company Documents. I agree that, at the time of leaving the employ of the Company or earlier if so requested by the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Exhibit C.

4. Notification of New Employer. In the event of my termination of employment from the Company for any reason, I hereby grant consent to notification by the Company to my new employer or consulting client regarding my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit or encourage any employee or consultant of the Company to leave or terminate his or her relationship the Company for any reason, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, except for the bona fide termination of Company employees or consultants within the normal scope of my employment with the Company .

7. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

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8. Equitable Relief.

(a) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending any litigation or other action. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property. Agreement prior to resolution of any dispute. Accordingly, if either party claims the other ·, party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition,to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

9. General Provisions.

(a) Governing Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the State of California as they apply to contracts entered into and wholly to be performed within such state, without regard to the conflicts of laws provisions thereof. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Central District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b) Modification of Agreement. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c) Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void or unenforceable by law, then such void or unenforceable portion(s) shall be limited or excluded from this Intellectual Property Agreement to the minimum extent required so that this Intellectual Property Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

(d) Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. This Intellectual Property Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void.

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

FEB 13,	2017	Employee

/s/ Daniel Hart
Signature

Daniel Hart
Name (Printed)

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EXHIBIT A

PRIOR INTELLECTUAL PROPERTY

EXHIBIT B

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

LAUNCHERONE, LLC

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to LauncherOne, LLC, its subsidiaries, affiliates, successors or assigns (together, the“Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “Intellectual Property Agreement”), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the last date of my employment with the Company, I shall not solicit or encourage any employee or consultant of the Company to leave or terminate his or her relationship the Company for any reason, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully with the Intellectual Property Agreement.

Date:
(Signature)

NEW EMPLOYEE AGREEMENT

I, Daniel Hart, as a new employee of LauncherOne, LLC, a Delaware limited liability company (the “Company”), agree to the following:

Return All Property of Prior Employers

I will return all property belonging to my prior employers. Obviously, any laptop computer, computer disks, flash drives, documents, files, books, cell phones, credit cards or other tangible property belonging to my prior employers must be returned to them. In addition, any calendars, notebooks, confidential contact information, and documents concerning my prior employer’s business or which were generated or prepared while working for my prior employer are the property of that employer and also must be returned to them.

I will NEVER bring any property, including documents, files or other materials belonging to my prior employers onto the Company’s premises or use them for any purpose while working for the Company.

Protect the Proprietary Information of Prior Employers

I agree not to use any confidential or proprietary information of any prior employer in performing my job duties for the Company. Furthermore, I will never disclose such information to any Company employee.

Under no circumstances will I access my prior employers’ e-mail, voicemail or other electronic systems for any purpose unless I have been authorized in writing to do so by my prior employer.

Except as may be required by compulsory legal process or for the benefit of the Company, I will not disclose confidential information of the Company to anyone outside of the Company.

Solicitation of Employees

I agree to comply with any agreement I signed prohibiting me from soliciting employees of my prior employers. If my non-solicitation clause remains in effect for more than one year after termination of my employment with that prior employer, I will discuss the matter with the People/Human Resources department.

If I am subject to a non-solicitation obligation, I agree to abide by the following guidelines:

☑	☐ Do not initiate discussions with employees of my prior employer about the possibility of working for the Company. I can, however, inform them that I am now working at the Company.

☑	☐ If former co-workers contact me about possible employment at the Company, I will tell them that I cannot talk with them about the matter. Instead, I will refer them to the People Department, who will follow up with them.

☑	☐ Do not participate in interviews, recruiting dinners or any other activities related to the interviewing or selection process regarding any employee of my former employer.

If I am contacted by another company about the possibility of leaving the Company’s employ, I will consider asking for information about the person contacting me and the company that he or she represents. I will consider asking the following questions:

☑	☐ who is calling;

☑	☐ on behalf of what company he or she is calling; how he or she got my name;

☑	☐ how he or she got my name;

☑	☐ what is being offered;

☑	☐ what position is being filled; and

☑	☐ whether they are speaking with other individuals.

If I believe that I am being solicited, I will consider informing my manager of the answers I have obtained to these questions. If I decide to inform my manager of another company’s solicitation efforts, I will be helping the Company evaluate the actions of our competitors and make certain they also play by the rules.

Provide Company with Copy of Agreements

I represent and warrant that I have provided the Company with a copy of all agreements that 1 signed at my prior employers regarding non-competition, non-solicitation, no- hire, restrictive covenants, proprietary and confidential information and related subject matter.

Miscellaneous

The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. The Company and I submit to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles County, California in connection with any Dispute or any claim related to any Dispute. I further agree that if one or more provisions of this Agreement are held to be illegal or unenforceable under applicable California law, such illegal or unenforceable portion(s) shall be limited or excluded from this Agreement to the minimum extent required so that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

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Acknowledgment

I have read and understand the terms of this Agreement, and I will abide by it at all times.

/s/ Daniel Hart	Daniel Hart
Signature	Print Name

FEB 13, 2017
Date

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SERP INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (“Indemnification Agreement”), is made as of February 13, 2017, by and between LauncherOne, LLC, a Delaware limited liability company (the “Company”), and Daniel Hart, an individual (the “Executive”).

WHEREAS Executive and the Company entered into an Employment Agreement dated February 13, 2017 (the “Employment Agreement”), under whose terms Executive serves as President or Chief Executive Officer of the Company;

WHEREAS Executive is entitled to receive supplemental executive retirement benefits “SERP Benefits”) under the Supplemental Executive Retirement Plan for Employees of The Boeing Company effective as of January 1, 2008 (the “Plan”), subject to the terms and conditions of the Plan;

WHEREAS, under the terms of the Plan, Executive will forfeit benefits if The Boeing Company (“Boeing”) determines that he has engaged in an activity, whether individually or as an employee, consultant or otherwise, that The Boeing Company Employee Benefit Plans Committee (the “Committee”) determines to be in competition with any significant aspect of the Company’s business under 3.C.2 of the Plan (“Competition”);

WHEREAS the Committee and/or Boeing have confirmed in writing that Executive’s employment with the Company and the activities he will perform on behalf of the Company do not, as of the date of this Agreement, constitute Competition; and

WHEREAS the Company wishes to indemnify Executive for any loss of SERP Benefits resulting from a determination by the Committee that Competition has occurred by reason of the performance of Executive’s activities on behalf of the Company, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration for Executive’s acting as President or Chief Executive Officer of the Company at its request, the Company shall indemnify Executive as follows:

1. Duty To Indemnify. Subject to the provisions of Sections 3 and 4 below, if (a) Boeing has ceased paying Executive SERP Benefits as the result of a determination by the Committee that Executive has engaged in Competition under 3.C.2 of the Plan by reason of Executive’s performance of Executive’s duties on behalf of the Company; and (b) provided that the Company has requested that Executive appeal such determination or notice pursuant to the “Claim and Appeal Process” set forth in the 2008 Summary Plan Description for the Plan, and Executive has made such appeal, and the Committee has made a final determination after the appeal that Executive has forfeited the SERP Benefits under Section 3.C.2 of the Plan, the Company shall pay to Executive the Indemnity Amount as defined in Section 2 below.

2. Valuation of Indemnity. If payable under this Indemnity Agreement, the amount of the indemnity shall be One Million Three Hundred Thousand Dollars ($1,300,000), less the amount of any payment of SERP Benefits to Executive from the date of the termination of Executive’s employment with Boeing through the date upon which payment of SERP Benefits is discontinued (the “Indemnity Amount”). Executive represents and warrants that the Indemnity Amount is in lieu and full satisfaction of any SERP Benefits that might otherwise have been payable to him, a surviving spouse or any other eligible person under the Plan. Executive hereby irrevocably waives, releases and remises any right, claim, demand or cause of action he may otherwise have had against the Company to challenge, reject, or seek recalculation or renegotiation of the Indemnity Amount hereunder.

3. Other Conditions. If SERP Benefits are denied or discontinued under the Plan for any reason but are subsequently resumed or reinstated, including as the result of Executive’s later employment by Boeing and/or any of its affiliates, then Executive will pay to the Company all SERP Benefits he subsequently receives, as and when received, up to the amount of the Indemnity Amount paid by to Executive by Company under this Indemnification Agreement.

4. Termination of Indemnity. The obligation of the Company to pay to Executive the Indemnity Amount under this Indemnification Agreement shall terminate upon the earlier to occur of:

(a)	termination of Executive’s employment by the Company for Cause (as that term is defined in the Employment Agreement), regardless of whether a Denial Notice has been issued by Boeing or the Committee to the Executive prior to such date (it being understood and agreed that in the event that the Indemnification Amount is actually paid to Executive prior to the date of such termination of employment, Executive will not be required to repay such amount except as set forth in Section 3 hereof);

(b)	termination of Executive’s employment by the Company (other than a termination for Cause) or by Executive, unless Executive has provided the Company a copy of a Denial Notice prior to the date of such termination of employment; and

(c)	the date that is the fifth (5th) anniversary of the termination of Executive’s employment with Boeing, unless Executive has provided the Company a copy of a Denial Notice prior to such fifth anniversary.

For purposes of this Indemnification Agreement, “Denial Notice” shall mean a written notice from Boeing or the Committee to the effect that (i) the Committee has determined that Executive has engaged in Competition under Section 3.C.2 of the Plan by reason of Executive’s performance of Executive’s duties on behalf of the Company, and (ii) Boeing intends to or has ceased paying SERP Benefits as a result of such determination.

5. Governing Law. This Indemnification Agreement shall be governed by and construed in accordance with the internal laws of the State of California. All actions or proceedings arising in connection with this Indemnification Agreement shall be exclusively brought in the state or Federal courts located in the County of Los Angeles, State of California. EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF SUCH COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION.

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6. Counterparts; Amendments. This Indemnification Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document. This Indemnification Agreement may be modified only by a writing executed by the parties hereto.

7. Headings. The headings of the various sections of this Indemnification Agreement have been inserted only for convenience and shall not be deemed to modify or limit any of the provisions of this Indemnification Agreement or be used in any manner in the interpretation of this Agreement.

8. Prior Understandings. This Indemnification Agreement contains the entire agreement between the parties hereto with respect to the subject matter this Indemnification Agreement, is intended as a final expression of such parties’ agreement with respect to such terms as are included in this Indemnification Agreement, is intended as a complete and exclusive statement of the terms of such agreement, and supersedes all negotiations, stipulations, understandings, agreements, representations, and warranties, if any, with respect to such subject matter, which precede or accompany the execution of this Indemnification Agreement.

9. Partial Invalidity. Each provision of this Indemnification Agreement shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Indemnification Agreement or the application of such provision to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Indemnification Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Indemnification Agreement.

10. Successors-in-Interest and Assigns. The Company may assign its rights hereunder in whole or part, and this Indemnification Agreement shall inure to the benefit of the successors-in-interest and assigns of the Company. Nothing in this Section shall create any rights enforceable by any other persons not a party to this Indemnification Agreement except as provided herein. The Company’s affiliates shall be express third party beneficiaries of this Indemnification Agreement.

11.   Drafting Ambiguities. Each party to this Indemnification Agreement had the opportunity to have such party’s legal counsel review and revise this Agreement. Any rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Indemnification Agreement.

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

LAUNCHERONE, LLC

By:	/s/ George Whitesides
	Name:	George Whitesides
	Title:	CEO

/s/ Daniel Hart
Daniel Hart

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LAUNCHERONE, LLC

Employment, Confidential Information and Intellectual Property Assignment Agreement

As a condition of my employment or continued employment with LauncherOne, LLC, its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment or continued employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the terms under this Employment, Confidential Information and Intellectual Property Assignment Agreement (the “Intellectual Property Agreement”) set forth herein.

1. Employment.

(a) [Intentionally Omitted]

(b) I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment and I will not assist any other person or organization in competing or in preparing to compete with any business or demonstrably anticipated business of Company-nor will I engage in any other activities that conflict with my obligations to the Company.

(c) I recognize and agree that I have no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email or text messages and voice messages) (“Systems”), and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice. I also agree that such Systems may only be used by me for Company purposes, and that I will not use the Systems for personal purposes.

2. Confidential Information.

(a)  Company Information. I agree at all times during and after the term of my employment (my “Relationship with the Company”) and thereafter, except as may be required by compulsory legal process or for the benefit of the Company, to hold in strictest confidence, and not to use or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my Relationship with the Company), markets, works of original authorship, photographs, negatives, digital images, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

(b)  Other Employer Information. I agree that I will not, during my Relationship with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity. Further, I have not retained anything containing any confidential information of a prior employer or other third party, whether or not created by me.

(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3. Intellectual Property.

(a)  Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements, copyrights, patent rights, trade secrets and all other intellectual property rights of any sort throughout the world, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the service of the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company. I hereby make all assignments necessary to accomplish the foregoing.

(b) Moral Rights.To the fullest extent allowed by applicable law, Section 3(a) above includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like (collectively “Moral Rights”). To the extent I retain any such Moral Rights under applicable law, I hereby ratify and consent to any action that may be taken with respect to such Moral Rights by or authorized by  Company and agree not to assert any Moral Rights with respect thereto. I will confirm any such ratifications, consents and agreements from time to time as requested by Company.

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(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of my employment with the Company.

I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications or documents and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest with full power of substitution and therefore irrevocable.

(d)  Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during the term of my Relationship with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e)  Intellectual Property Retained and Licensed. I have listed on Exhibit A, in a manner that does not violate any third party rights or disclosure any confidential information, a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my Relationship with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is provided below, I represent that there is no such Prior Intellectual Property. If in the course of my Relationship with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

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(f)  Exceptions to Assignment. I understand that if I am employed with the Company in the State of California, the provisions of this Intellectual Property Agreement requiring assignment of Intellectual Property to the Company are limited to Section 2870 of the California Labor Code, which is attached hereto as Exhibit B, and do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time period in which I am employed by the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(e) above.

(g)  Return of Company Documents. I agree that, at the time of leaving the employ of the Company or earlier if so requested by the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my Relationship with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my Relationship with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Exhibit C.

4. Notification of New Employer. In the event of my termination of employment from the Company for any reason, I hereby grant consent to notification by the Company to my new employer or consulting client regarding my rights and obligations under this Intellectual Property Agreement.

5. No Solicitation of Employees. In consideration for my Relationship with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my Relationship with the Company as an employee, officer and/or director and for a period of twelve (12) months thereafter I shall not solicit or encourage any employee or consultant of the Company to leave or terminate his or her relationship the Company for any reason, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, except for the bona fide termination of Company employees or consultants within the normal scope of my employment with the Company.

7. Representations. I represent that my performance of all the terms of this Intellectual Property Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my Relationship with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Intellectual Property Agreement.

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8. Equitable Relief

(a) Equitable Remedies. Each of the Company and I agree that disputes relating to or arising out of a breach of the covenants contained in this Intellectual Property Agreement would likely require injunctive relief to maintain the status quo of the parties pending any litigation or other action. The parties hereto also agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Intellectual Property Agreement prior to resolution of any dispute. Accordingly, if either party claims that the other party has breached any covenant of this Intellectual Property Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Intellectual Property Agreement pending resolution of the dispute. The parties further agree that no bond or .other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

9. General Provisions.

(a)  Governing-Law; Consent to Personal Jurisdiction. This Intellectual Property Agreement will be governed by the laws of the··state of California as they apply to contracts entered into and wholly to be performed within such state, without regard to the conflicts of laws provisions thereof. I hereby expressly consent to the nonexclusive personal jurisdiction and venue of the state and federal courts located in the federal Central District of California for any lawsuit filed there by either party arising from or relating to this Intellectual Property Agreement.

(b)  Modification of Agreement. No modification of or amendment to this Intellectual Property Agreement, nor any waiver of any rights under this Intellectual Property Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Intellectual Property Agreement.

(c)   Severability. If one or more of the provisions in this Intellectual Property Agreement are deemed void or unenforceable by law, then such void or unenforceable portion(s) shall be limited or excluded from this Intellectual Property Agreement to the minimum extent required so that this Intellectual Property Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

(d)  Successors and Assigns. This Intellectual Property Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. This Intellectual Property Agreement is fully assignable and transferable by Company, but any purported assignment or transfer by me is void.

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I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

FEB 13,	2017	Employee

/s/ Daniel Hart
Signature

Daniel Hart
Name (Printed)

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EXHIBIT A

PRIOR INTELLECTUAL PROPERTY

EXHIBITB

California Labor Code Section 2870. Application of provision that employee shall assign or offer to assign rights in invention to employer.

(a)  Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.

(b)  To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

LAUNCHERONE, LLC

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to LauncherOne, LLC, its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “Intellectual Property Agreement”),including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the Intellectual Property Agreement.

I further agree that, in compliance with the Intellectual Property Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for twelve (12) months from the last date of my employment with the Company, I shall not solicit or encourage any employee or consultant of the Company to leave or terminate his or her relationship the Company for any reason, on behalf of myself or any other person, firm, corporation, association or other entity, directly or indirectly, all as provided more fully with the Intellectual Property Agreement.

Date:
(Signature)

AMENDMENT NO. 1 TO

HART EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1, is dated as of June 1, 2021 (this “Amendment”), and relates to the Employment Agreement, dated as of February 13, 2017 ( the “Employment Agreement”), by and between LauncherOne, LLC, a Delaware limited liability company, which has subsequently been renamed Virgin Orbit, LLC (the “Company”), and Daniel Hart, an individual (the “Executive”). Capitalized terms used and not defined in this Amendment shall have the meanings assigned to them in the Employment Agreement.

WHEREAS, the parties wish to (i) provide an additional bonus opportunity for Executive and (ii) acknowledge certain changes that have been made to Executive’s compensation as a result of periodic reviews pursuant to the provisions of the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual agreements contained in this Amendment and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

SECTION 1. Amendment to the Employment Agreement.

(a) New Milestone Bonus. A new Section 1.6A (“Milestone Bonus”) shall be added between Sections 1.6 and 1.7, as follows:

1.6A Milestone Bonus. The Company shall pay to Executive an amount which in the aggregate is equal to Five Hundred Thousand Dollars ($500,000), payable within sixty (60) days of the Fifth Commercial Launch, provided that, in order to be eligible for such payment, Executive must remain actively employed by the Company as of the date such payment would be made. For purposes of this Agreement, “Fifth Commercial Launch” means the fifth successful revenue-generating launch of the Company’s small satellite launch system, provided that (i) each of the five applicable revenue-generating launches deploys a spacecraft into its intended orbit (other than any such launches that are designated by the Company as “test” or “qualification” launches), and (ii) the Company’s Launch Demo2, conducted on January 17, 2021, shall qualify as a successful revenue- generating deployment and not as a test launch.

SECTION 2. Acknowledgments. Executive hereby acknowledges and agrees that: (a) pursuant to Section 1.4 of the Employment Agreement, the Board has reviewed and increased his Base Salary from time to time, and his current Base Salary, as of December 28, 2020, is Five Hundred Thousand Dollars ($500,000); (b) pursuant to Section 1.6.3 of the Employment Agreement, the parties agreed to increase the amount of the bonus payment to Three Hundred Thousand Dollars ($300,000) and such payment was made to Executive following the Company’s successful Launch Demo2 launch on January 17, 2021; (c) pursuant to Section 1.7 of the Employment Agreement, the Board has reviewed and increased his annual performance bonus from time to time, and his current bonus target, effective January 1, 2021, is seventy-five percent (75%) of Executive’s Base Salary; and (d) the Company’s parent, VO Holdings, Inc., has granted Executive, and Executive has accepted, options to purchase 676,091 shares of its common stock under its 2017 Stock Incentive Plan.

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SECTION 3. Representations and Warranties. To induce each other to enter into this Amendment, each party represents and warrants that this Amendment has been duly authorized, executed and delivered by such party, and constitutes a legal, valid and binding obligation of such party.

SECTION 4. Effect. Except as expressly set forth herein, (a) this Amendment shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations or covenants contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect, and (b) nothing herein shall be deemed to be a waiver or other change of any of the terms, conditions, obligations or covenants contained in the Employment Agreement in similar or different circumstances.

SECTION 5. Miscellaneous. This Amendment constitutes the entire agreement and understanding between the parties, and supersedes all prior communications, transactions, and understandings, whether oral or written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the date first above written.

VIRGIN ORBIT, LLC

By:	/s/ Derrick Boston
Name:	Derrick Boston
Title:	Chief Administrative Officer

EXECUTIVE:

DANIEL HART

By:	/s/ Dan Hart

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